UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 21, 2006
COMSTOCK RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	000-16741	94-1667468
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction incorporation)		Identification Number)
5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)
(972) 668-8800
(Registrant’s Telephone No.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 18, 2006, Comstock Oil & Gas, LP, an indirect wholly-owned subsidiary of Comstock Resources, Inc. (“Comstock”), entered into a purchase and sale agreement with Denali Oil & Gas Partners LP, Stalker Energy, LP and other working interest owners to acquire certain oil and gas properties and related assets for $67.2 million in cash (subject to adjustment). The transaction will be effective August 1, 2006. Comstock will acquire producing properties in the Las Hermanitas field in Duval County in South Texas. The properties being acquired include three producing wells that are currently producing approximately 6.4 million cubic feet of natural gas per day. Comstock estimates that these properties have proved reserves of approximately 20.2 billion cubic feet (“Bcf”) of natural gas. Approximately 43% of the proved reserves are in the proved developed category. The undeveloped reserves primarily relate to four proved undeveloped locations to be drilled. Future development costs related to the proved reserves are estimated to be $17.5 million. In addition to the proved reserves, Comstock estimates that the properties being acquired have probable reserves of 14.7 Bcf which relate to eight drilling locations not included in the proved reserves. Comstock has identified an additional six possible drilling locations which have an additional 8 Bcf of reserves. The transaction is expected to close in September 2006 and will be funded with borrowings under Comstock’s bank credit facility.
Item 9.01. Exhibits.
     c) Exhibits. The following exhibits are filed with this document:

Exhibit No.	Document
2.1	Purchase and Sale Agreement dated August 18, 2006

99.1	Press Release Dated August 21, 2006 announcing the acquisition

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: August 22, 2006	By:	/s/ M. Jay Allison

M. Jay Allison
President and Chief Executive Officer

2